Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Its Distribution Yield;

Also Announces Two Regular Cash Distributions and a Special One-Time Cash Distribution to be Paid in April

PHILADELPHIA, PA, April 18, 2011 – On April 13, 2011, the board of directors (the “Board”) of FS Investment Corporation (“FSIC”) determined to increase its annual distribution yield to 7.5% (based on the current public offering price of $10.75 per share), beginning with FSIC’s regular semi-monthly distributions scheduled to be paid in May 2011, and pay two regular semi-monthly cash distributions and a special one-time cash distribution in the month of April.

Increase in Distribution Yield

The Board determined to increase the amount of its regular semi-monthly distributions payable to stockholders of record from $0.032156 per share to $0.033594 per share, beginning with the regular semi-monthly distributions that are scheduled to be paid in May 2011.  Based on the current public offering price of $10.75 per share, this increase would result in an increase in the annual distribution yield on FSIC’s common stock from 7.18% to 7.5% per year.  With respect to FSIC’s regular semi-monthly cash distributions for May 2011, stockholders of record as of May 13, 2011 and May 30, 2011 will be eligible to receive the increased distributions, which are expected to be paid on May 31, 2011.

Regular and Special Cash Distributions

The Board also declared two regular semi-monthly cash distributions of $0.032156 per share each (an annualized rate of 7.18%) for the month of April.  Both distributions will be paid on April 29, 2011, the first to stockholders of record on April 14, 2011 and the second to stockholders of record on April 28, 2011.

Finally, the Board declared a special one-time cash distribution in an amount of $0.04 per share that will be paid on April 29, 2011 to stockholders of record on April 14, 2011.  This special one-time cash distribution will serve to distribute to stockholders capital gains realized by FSIC as a result of its recent strong portfolio performance.  Given such gains, the special distribution will also ensure that FSIC’s net asset value (“NAV”) per share does not exceed its net offering price, as required by the Investment Company Act of 1940.  The Board determined that FSIC’s recent portfolio performance and current and projected market conditions warranted taking this action.

“Despite tightening market conditions, we have been able to enhance the portfolio’s performance because of several important advantages of our approach,” stated FSIC’s Chairman and Chief Executive Officer, Michael C. Forman.  “We have seen an increase in our proprietary deal flow brought to us by our investment sub-adviser, GSO / Blackstone; we have strategically and carefully used low-cost leverage; and our asset base has been growing steadily, allowing us to spread our costs.  FSIC is pleased to deliver to investors the increase in the amount of regular cash distributions and the special one-time distribution. We believe these results underscore the effectiveness of FSIC’s investment strategy.”

Guidance Regarding Public Offering Price

If FSIC’s strong portfolio performance continues, causing FSIC’s NAV per share to exceed FSIC’s net offering price, the Board may increase the per share offering price of its common stock for its future semi-monthly closings.  The Board expects that, if adjusted, the per share offering price will be between $10.75 and $11.00 per share.  The Board has not yet determined that an adjustment to the current offering price of $10.75 per share will be necessary.  FSIC will announce any change in its current offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with $31.0 billion in assets under management together with certain of its affiliates as of December 31, 2010, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.